November 21, 2008

Dear Shareholder:

          There will be a special meeting of shareholders of United Bancorp, Inc. at the Downing Center, United Bank & Trust, 209 East Russell Road, Tecumseh, Michigan, on December 23, 2008, at 3:00 p.m. local time. The purpose of the special meeting is to vote on a proposed amendment to our Restated Articles of Incorporation to authorize the board of directors to issue up to 2,000,000 shares of preferred stock. Your board of directors believes authorization of a class of preferred stock will be in the best interests of United and its shareholders.

          Our primary reason for proposing to authorize preferred stock is to give United the ability to sell shares of preferred stock to the United States Department of the Treasury ("Treasury") under the Treasury's Capital Purchase Program ("CPP"). You can find more information about participation in the CPP, and the standardized terms on which Treasury will purchase shares of preferred stock in the enclosed proxy statement.

          The board of directors believes that participation in the CPP will be beneficial to United and its shareholders because it will allow United to further strengthen its already strong capital levels and better position United to succeed in today's challenging economic climate and grow in the future. As of September 30, 2008, United's consolidated regulatory capital ratios were:

	Tier 1 Capital to Average Assets	Tier 1 Capital to Risk Weighted Assets	Total Capital to Risk Weighted Assets

United's Ratios	8.7%	10.1%	11.4%
Regulatory standard to be classified - "Well-Capitalized"	5%	6%	10%

Increasing United's regulatory capital levels by issuing preferred stock will better position United to respond to market conditions and to grow organically through increased lending and to pursue future strategic acquisition opportunities.

          In addition to giving United the ability to sell preferred stock to Treasury in the CPP, the board of directors believes that the availability of preferred stock would provide United with flexibility of action for possible future transactions. These purposes might include raising additional capital through the issuance of additional shares of preferred stock. Because of disruptions in the capital and credit markets and relatively low common stock prices, opportunities to raise capital on favorable terms that were previously available to bank holding companies such as United are no longer available. The sale of preferred stock by bank holding companies to raise capital is becoming a common practice in the capital markets. The board believes not having a class of preferred stock available for issuance could compromise United's ability to access capital markets when needed. Authorization of preferred stock would permit the board of directors to choose the exact terms of the class or series at the time of issuance to promptly respond to investor preferences, developments in types of preferred stock, market conditions and the nature of a specific transaction.

          If the proposed amendment is approved, no further shareholder action to authorize the issuance of preferred stock would be required before issuance of the shares. This would permit the board of directors to authorize issuance of preferred stock without delay and provide United with flexibility in structuring acquisitions, capital-raising transactions and for other corporate transactions.  The preferred stock would enable United to respond to market conditions and favorable acquisition or other opportunities without incurring the delay and expense associated with calling a special shareholders' meeting to approve a contemplated preferred stock issuance.   The delay and expense of seeking shareholder approval at the time of issuance could deprive United and its shareholders of the ability to effectively pursue future opportunities as they may arise from time to time. The board believes that being able to promptly and efficiently react to these opportunities puts the board and management in a position to take actions that serve the best interests of United and its shareholders.

          Please carefully review the enclosed proxy statement. United's board of directors has unanimously approved the proposed amendment and unanimously recommends that United's shareholders vote "FOR" its approval. Only holders of United common stock as of the close of business on November 14, 2008 are entitled to vote at the special meeting.

          Your vote at the special meeting, either in person or by proxy, is important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope.

          Thank you for your prompt attention to this important matter.

Sincerely, David S. Hickman Chairman of the Board (517) 423-1700 dhickman@ubat.com	Sincerely, Robert K. Chapman President and Chief Executive Officer (734) 214-3801 rchapman@ubat.com